Scudder
Gold Fund

Semiannual Report

December 31, 1996

Pure No-Load(TM) Funds

A convenient and cost-effective way to broaden a portfolio of stocks, bonds, and money market investments. Offers potential for maximum return from a portfolio of gold and gold-related investments in exchange for above-average risk.

A pure no-load(TM) fund with no commissions to buy, sell, or exchange shares.

                                Table of Contents

   2  In Brief
   3  Letter from the Fund's President
   4  Performance Update
   5  Portfolio Summary
   6  Portfolio Management Discussion
   9  Investment Portfolio
  15  Financial Statements
  18  Financial Highlights
  19  Notes to Financial Statements
  22  Report of Independent Accountants
  23  Shareholder Meeting Results
  26  Investment Products and Services
  27  How to Contact Scudder

                                    In Brief

o Scudder Gold Fund's average annual total returns placed it in the top 15% of similar gold-oriented funds for one-, three-, and five-year periods ended December 31, 1996, as tracked by Lipper Analytical Services, Inc.


o In a difficult environment for gold bullion and gold stocks, Scudder Gold Fund posted a -0.64% total return for the six-month period ended December 31, 1996, outpacing the -6.63% average total return of similar funds. The Fund's one-year total return was 32.11%, compared with the Lipper average of 7.56%.

THE ORIGINAL D0CUMENT CONTAINS A BAR CHART HERE.

BAR CHART TITLE:  Total Returns for Gold and Gold Funds
                  Periods ended December 31, 1996

CHART DATA:
                                                            Six        Twelve
                                                           Months      Months

Gold bullion, London p.m. fix                               -3.34%      -4.59%
Platinum, free market price                                 -6.23       -9.38
Toronto Stock Exchange Gold Index                            2.22        8.54
Johannesburg (South Africa) Stock Exchange Gold Index      -12.52       12.11
Lipper Average for Gold-Oriented Funds                      -6.63        7.56
Scudder Gold Fund                                           -0.64       32.11

                               2-SCUDDER GOLD FUND

                        Letter From the Fund's President

Dear Shareholders,

     We hope you enjoy our newly redesigned shareholder report. The new format, which is being gradually introduced for all Scudder funds, is designed to enhance the attractiveness and readability of the reports. Let us know what you think.

     I'd like to take this opportunity to introduce you to the new Lead Portfolio Manager of Scudder Gold Fund, Clay Hoes. Clay joins the Fund's management team with 17 years of experience in development geology, precious metals project finance, metals and mining analysis, and portfolio management. Doug Donald, who joined Scudder in 1964 and has been responsible for Scudder Gold Fund's day-to-day management since its inception in 1988, has retired. We thank him for his many outstanding years of service, and wish him the best.

     As part of Scudder's ongoing efforts to meet the needs of investors, we recently launched an innovative new product called Scudder Pathway Series. A "fund of funds," Pathway Series is a collection of four distinct portfolios -- Conservative, Growth, Balanced, and International -- that offers flexibility, diversification, and simplicity. Each portfolio invests in a diverse mix of Scudder funds, and each is geared toward people with different investment goals and risk tolerances -- a team of Scudder's investment professionals makes allocation decisions accordingly.

     We'd like to remind you that new legislation passed last summer significantly raised IRA contribution limits for many married couples. Beginning with the 1997 tax year, married couples with one income may contribute up to $4,000 jointly per year -- an increase of $1,750 from the previous limit. This change may enhance your ability to use an IRA to defer taxes and let your retirement assets grow over time. For more information on Scudder products and services, please turn to page 26. If you have questions about Scudder Gold Fund, please contact a Scudder Investor Information representative at 1-800-225-2470, or visit Scudder's Web site at funds.scudder.com.


     Sincerely,

     /s/Daniel Pierce
     Daniel Pierce
     President,
     Scudder Gold Fund


                              3-SCUDDER GOLD FUND

PERFORMANCE UPDATE as of December 31, 1996
----------------------------------------------------------------
FUND INDEX COMPARISONS
----------------------------------------------------------------

                     Total Return
Period    Growth    --------------
Ended       of                Average
12/31/96   $10,000  Cumulative  Annual
--------------------------------------
SCUDDER GOLD FUND
--------------------------------------
1 Year    $13,211      32.11%   32.11%
5 Year    $20,070     100.70%   14.95%
Life of
Fund*     $15,849      58.49%    5.68%

--------------------------------------
S&P 500 INDEX
--------------------------------------
1 Year    $12,296     22.96%   22.96%
5 Year    $20,305    103.05%   15.20%
Life of
Fund*     $34,846    248.46%   16.33%

*The Fund commenced operations on September 2, 1988.
Index comparisons begin September 30, 1988.
-----------------------------------------------------------------
GROWTH OF A $10,000 INVESTMENT
-----------------------------------------------------------------

A chart in the form of a line graph appears here, illustrating the Growth of a $10,000 Investment.
The data points from the graph are as follows:

YEARLY PERIODS ENDED DECEMBER 31

SCUDDER GOLD FUND
Year            Amount
----------------------
9/88           $10,000
'88            $ 9,659
'89            $10,690
'90            $ 8,908
'91            $ 8,291
'92            $ 7,541
'93            $12,026
'94            $11,129
'95            $12,595
'96            $16,640

S&P 500 INDEX
Year            Amount
----------------------
9/88           $10,000
'88            $10,309
'89            $13,575
'90            $13,154
'91            $17,161
'92            $18,469
'93            $20,330
'94            $20,599
'95            $28,339
'96            $34,846
The Standard & Poor's 500 Index is an unmanaged capitalization-weighted measure of 500 widley held common stocks listed on the New York Stock Exchange, American Stock Exchange, and Over-The-Counter market. Index returns assume reinvestment of dividends and, unlike Fund returns, do not reflect any fees or expenses.
-----------------------------------------------------------------
RETURNS AND PER SHARE INFORMATION
-----------------------------------------------------------------

A chart in the form of a bar graph appears here, illustrating the Fund Total Return (%) and Index Total
Return (%) with the exact data points listed in the table below.

YEARLY PERIODS ENDED DECEMBER 31


                       1988*   1989    1990    1991    1992    1993    1994    1995    1996
                     ----------------------------------------------------------------------
NET ASSET VALUE...   $11.04  $12.12  $10.10  $ 9.40  $ 8.55  $13.36  $11.71  $11.53  $12.68
INCOME
DISTRIBUTIONS..      $    -  $  .01  $    -  $    -  $    -  $  .24  $  .25  $ 1.08  $ 2.39
CAPITAL GAINS
DISTRIBUTIONS.....   $    -  $  .09  $    -  $    -  $    -  $    -  $  .47  $  .63  $  .26
FUND TOTAL
RETURN (%)........    -8.00   10.67  -16.67   -6.93   -9.04    59.47  -7.46   13.17   32.11
INDEX TOTAL
RETURN (%)........     3.08   31.63   -3.11   30.40    7.61    10.06   1.32   37.58   22.96


All performance is historical, assumes reinvestment of all dividends and capital gains, and is not indicative of future results.
Investment return and principal value will fluctuate, so an investor's shares, when redeemed, may be worth more or less than when purchased. If the Advisor had not temporarily capped expenses, the average annual total return for the five year and life of Fund periods would have been lower.



                              4-SCUDDER GOLD FUND

PORTFOLIO SUMMARY as of December 31, 1996
---------------------------------------------------------------------------
DIVERSIFICATION
---------------------------------------------------------------------------
Equity Holdings                    90%
Precious Metals                     9%
Cash Equivalents, net               1%
--------------------------------------
                                  100%
--------------------------------------

A graph in the form of a pie chart appears here, illustrating the exact data points in the above table.

Our comparatively high level of liquidity during the period
helped the Fund outperform gold-oriented investments that
had greater stock market exposure.
--------------------------------------------------------------------------
QUALITY DISTRIBUTION
--------------------------------------------------------------------------
Tier breakdown of the Fund's common stocks

Tier I
Premier gold producing companies      24%
Tier II
Major established gold producers      27%
Tier III
Junior gold producers with
medium cost production                12%
Tier IV
Companies with some gold production
on stream or in startup                8%
Tier V
Primarily exploration companies
with or without mineral reserves      29%

------------------------------------------
                                     100%
------------------------------------------


A graph in the form of a pie chart appears here, illustrating the exact data points in the above table.

Our longer-term strategy of focusing on lower-cost gold
producers of all five quality tires also aided Fund performance.
--------------------------------------------------------------------------
10 LARGEST EQUITY HOLDINGS
(34% OF PORTFOLIO)
--------------------------------------------------------------------------
1.  SANTA FE PACIFIC GOLD CORP.
    Major domestic gold mining company

2.  ASHANTI GOLDFIELDS CO., LTD
    Leading gold producer in Ghana

3.  EURO-NEVADA MINING, LTD.
    Explorer and miner for North American gold

4.  HOMESTAKE MINING CO.
    Major international gold producer

5.  PLACER DOME INC.
    International gold, silver & copper mining

6.  STILLWATER MINING CO.
    Explorer for platinum, palladium and other metals

7.  CORRIENTE RESOURCES, INC.
    Mining company

8.  MORMANDY MINING LTD.
    Mining and oil enterprises in Australia

9.  BATTLE MOUNTAIN CANADA
    Gold and silver mining

10. NEWMONT MINING CORP.
    International gold exploration and mining company


Corriente Resources, a Tier V stock and the Fund's seventh-largest holding, has posted strong returns since its intitial purchase in October 1995.
-----------------------------------------------------------------------------
For more complete details about the Fund's investment portfolio, see page 9. A monthly Investment Portfolio Summary and quarterly Portfolio Holdings are available upon request.


                              5-SCUDDER GOLD FUND

                         Portfolio Management Discussion

Dear Shareholders,

During a six-month period in which both the performance of gold and gold stocks proved disappointing, Scudder Gold Fund posted a total return of -0.64%, outpacing the -6.63% average performance of similar funds as tracked by Lipper. Significantly higher was the Fund's one-year total return of 32.11%, which compares very favorably with the Lipper average of 7.56%. During the period, a decline in the Fund's net asset value from $15.34 to $12.68 was nearly offset by income distributions of $2.39, a short-term capital gain of $0.03 per share, and a long-term capital gain of $0.23 per share.

Over the longer-term, Scudder Gold Fund posted average annual total returns in the top 15% of similar gold-oriented funds over one-, three-, and five-year periods as shown in the chart below.

---------------------------------------------------------
 Investment Returns for periods ended
 December 31, 1996
---------------------------------------------------------
                                                 Number
   Period      Scudder    Lipper   Percentile   of Funds
              Gold Fund   Average    Rank       Tracked
---------------------------------------------------------
 6 months      -0.64%     -6.63%    Top 7%        45
 1 year        32.11%      7.56%    Top 15%       41
 3 years*      11.43%     -1.84%    Top 7%        29
 5 years*      14.95%      7.79%    Top 15%       26

* Average annual total returns
  Performance statistics compiled by Lipper Analytical Services, Inc. Past performance does not guarantee future results.

                             A Difficult Environment

Gold bullion, which had ridden significant upward price spikes in early 1996, approached the $390 mark in August following a senior gold producer's decision to buy back a large forward sale. (In "sell-ing forward," gold producers sell on the open market gold that will not be mined for between six months and four years, similar to "selling short" in the stock market; as with short sales, a forward sale can be canceled through a "buyback" transaction. Gold producers use the forward markets to lock in profits for mining projects.) Gold then retreated to a low of $366 per ounce on December 3. We perceive three main factors in gold's recent retreat. The first was the increased momentum toward a unified European currency. In order to join the European Monetary Union, countries will need to post an agreed-upon debt-to-gross domestic product ratio. To help meet a 1999 deadline to improve their balance sheets, we believe that from time to time, several European nations have sold significant amounts of gold bullion into the market. Such sales have had a dampening effect on gold's price. The other factors holding gold back were a combination of short sales by large institutional investors and the lack of speculative demand for gold, caused by low gold price volatility since the peak in August.

Other influences on the price of gold were less prominent than usual during the most recent six-month period: First, jewelry fabrication demand, which hit near-record levels in 1995, was off slightly in 1996. Second, forward sales were evenly matched with buybacks of these hedges by major gold producers and did not exert their usual dampening effect on gold's price. Third, the supply of gold



                               6-SCUDDER GOLD FUND
was not a factor in 1996, as world gold supply remained flat compared with the previous year.

                                A Continuation of
                                  Our Strategy

For the six months ended December 31, gold stock prices generally retreated. Tier V companies -- primarily exploration companies with or without mineral reserves -- were especially hard hit by price declines. (See page 5 for the Fund's quality distribution and definitions of Tiers I through V.) Our short-term strategy during this period was to sharply increase the amount of gold bullion in the Fund's portfolio. At the end of 1995, the Fund held 21,975 ounces of gold bullion; we closed 1996 with 45,701 ounces (9.2% of the Fund's net assets). Our comparatively high level of liquidity helped the Fund outperform gold-oriented investments that had greater stock market exposure during the period.

Our longer-term strategy of focusing on lower-cost gold producers of all five quality tiers also aided Fund performance during the period, as high-cost producers are generally hardest hit during downturns. The Fund continues to benefit from holding Tier V companies that have made significant mineral discoveries. Recent top performers include Corriente of Bolivia (total return based on stock price since purchase in October 1995, +451%) and Guyanor of French Guyana (+348% since February 1995). An example of a successful longer-term Tier V holding is Bre-X, originally purchased at $0.17 per share and valued at $15.84 per share on December 31.

Several regions of the world where intensive gold exploration is occurring continue to hold our interest:

We are monitoring mineral developments in Russia and the Commonwealth of Independent States (CIS) closely. These include Kazakhstan, one of the richest CIS republics in terms of natural resources. There, a number of projects funded by outside investors should be proceeding from the funding to the production stage within 18 months. When profits from foreign gold exploration companies actually begin to be repatriated out of Russia and the CIS, it will be a strong positive signal for investors.

We have reported to you in the past on Venezuela's progress. The good news is that Placer Dome -- satisfied with the government's progress on its mining code -- has made a formal commitment to develop its Las Cristinas property. While smaller developers will now follow Placer's lead in spending and development, impatient investors are taking a "wait and see" stance toward Venezuelan gold stocks.

Lastly, we are encouraged by progress in African countries such as Ghana, Mali, Tanzania, and Niger, though it takes longer to move from discovery to development to pouring gold in many of these countries.


                               7-SCUDDER GOLD FUND

                              Additional Divergence
                              Between Gold and Gold
                                    Stocks?

We repeat our maxim of six months ago -- that the markets for gold and gold stocks do not necessarily move in tandem -- because it is meaningful when looking to the future of both asset classes. We cannot, of course, predict the future performance of either, but we do see the potential for diverging performance. Because there will probably be additional gold sales by European nations, we are less optimistic than in the recent past that the price of gold will move up substantially in the near future. But we continue to be excited by the prospects of Tier V companies that are making discoveries around the world and concluding deals with larger, better-capitalized firms to mine their discoveries. Though gold stocks (because gold has traditionally been viewed as a "safe haven") could derive some benefit from downturns in other securities markets, we believe that the key to Scudder Gold Fund's success will continue to be careful stock selection. We will employ our expertise to attempt to pick companies for Scudder Gold Fund's portfolio that display good management and exploration prowess in favorable locations of the world. We believe the Fund remains an appropriate investment for those seeking portfolio diversification, a hedge against inflation, and participation in the world's gold and precious metals markets.

Sincerely,
Your Portfolio Management Team

/s/Clay L. Hoes            /s/William J. Wallace

Clay L. Hoes               William J. Wallace


                              8-SCUDDER GOLD FUND


                                 INVESTMENT PORTFOLIO AS OF DECEMBER 31, 1996

                                                                                                      PRINCIPAL       MARKET
                                                                                                      AMOUNT ($)     VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
REPURCHASE AGREEMENTS 0.4%
-----------------------------------------------------------------------------------------------------------------------------
Repurchase Agreement with Donaldson, Lufkin & Jenrette dated 12/31/96 at 6.7%, to be
  repurchased at $741,276 on 1/2/97, collateralized by a $725,000 U.S. Treasury                                  ------------
  Note, 8.125%, 2/15/98 (Cost $741,000).........................................................       741,000        741,000
                                                                                                                 ------------
CONVERTIBLE BONDS 1.4%
-----------------------------------------------------------------------------------------------------------------------------
CHILE 0.8%
Bema Gold Corp., 7.5%, 2/28/00..................................................................       500,000      1,435,000
CANADA 0.6%                                                                                                      ------------
Kinross Gold, 5.5%, 12/05/06.................................................................... CAD 1,500,000      1,084,219
-----------------------------------------------------------------------------------------------------------------------------
TOTAL CONVERTIBLE BONDS (COST $1,601,119)                                                                           2,519,219
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       Shares
-----------------------------------------------------------------------------------------------------------------------------
COMMON STOCKS 88.0%
-----------------------------------------------------------------------------------------------------------------------------
AUSTRALIA 9.1%
Acacia Resources, Ltd.* (Gold and mineral exploration company with operations
  throughout Australia).........................................................................       800,000      1,557,906
Delta Gold NL* (Gold and mineral exploration company with important platinum property in
  Zimbabwe).....................................................................................     1,000,000      1,875,846
Great Central Mines, Ltd.* (Junior gold producer and exploration company).......................     1,000,000      2,845,563
Newcrest Mining, Ltd. (Senior gold producer and global exploration company).....................       926,461      3,681,988
Normandy Mining "New" (Newly merged Senior gold producer of Posgold Ltd. Gold Mines of
  Kalgoorlie Ltd. and Normandy Ltd. with interests in Argentina)................................     3,555,342      4,917,177
Ross Mining NL (Exploration company)............................................................     1,627,826      1,591,470
Ross Mining "New"* (k)..........................................................................       228,571        219,832
                                                                                                                 ------------
                                                                                                                   16,689,782
                                                                                                                 ------------
BOLIVIA 2.7%
Corriente Resources, Inc.* (Exploration and development company)................................       369,900      4,375,117
Corriente Resources, Inc., Purchase Warrants* (expire 3/8/97) (c) (j)...........................       100,000        595,773
                                                                                                                 ------------
                                                                                                                    4,970,890
                                                                                                                 ------------
BRAZIL 1.1%
Ourominas Minerals Inc.* (Exploration company operating solely in Brazil).......................       700,000      1,839,886
Ourominas Minerals Inc., Purchase Warrants* (expire 8/14/97) (c) (j)............................       250,000        239,112
                                                                                                                 ------------
                                                                                                                    2,078,998
                                                                                                                 ------------
CANADA 9.1%
Agnico-Eagle Mines, Ltd.* (Silver and gold mining)..............................................       185,000      2,600,117
Euro-Nevada Mining, Ltd.* (Large North American gold royalty company)...........................       200,000      5,972,329
Kinross Gold Corp.* (Gold mining company, with interest in Zimbabwe)............................       300,000      2,124,630
Golden Knight Resources, Inc.* (Junior gold producer, with interest in Ghana)...................       586,787      2,827,579

                         The accompanying notes are an integral part of the financial statements.

                               9-SCUDDER GOLD FUND

                                                                                                                      MARKET
                                                                                                        SHARES       VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
Redfern Resources Ltd.* (Exploration company in British Columbia)...............................       300,000        383,310
Repadre Capital Corp.* (Junior gold royalty company)............................................       502,700      2,936,224
                                                                                                                 ------------
                                                                                                                   16,844,189
                                                                                                                 ------------

CHILE 1.9%
Bema Gold Corp.* (Partner in development of large Chilean gold deposit).........................       141,500        836,820
Dayton Mining Corp.* (Junior company developing Chilean gold deposits)..........................       300,500      1,996,532
Minera Rayrock Inc. "A"* (Company developing a low cost property in Chile)......................       550,000        168,656
Minera Rayrock Inc. "B"*........................................................................       100,000         34,315
South American Gold and Copper, Special Warrants* (expire 4/29/98) (Gold and copper
  exploration company in Chile and Peru) (c) (f)................................................       400,000        546,125
                                                                                                                 ------------
                                                                                                                    3,582,448
                                                                                                                 ------------

CHINA 0.2%
Zen Resources Ltd. Units* (expire 11/30/98) (Exploration company in China) (c) (e)..............       110,000        428,869
ECUADOR 0.2%                                                                                                     ------------
Ecuadorian Minerals Corp.* (Exploration company in Ecuador).....................................       723,800        528,456
FRENCH GUIANA 1.3%                                                                                               ------------
Guyanor Resources S.A. "B" *(Company holding interests in mineral properties in French Guiana)..       250,000      1,688,387

International Roraima Gold , Special Warrants* (expire 10/22/97) (c) (g)........................       750,000        662,578
                                                                                                                 ------------
                                                                                                                    2,350,965
                                                                                                                 ------------

GHANA 7.8%
Ashanti Goldfields Co., Ltd. (GDR) (Leading gold producer)......................................       576,980      7,140,127
Ashanti Goldfields (Preference shares)* (c).....................................................       154,702        411,507
Pioneer Group Inc. (Fund management company owning major gold producer in Ghana)................       175,000      4,156,250
Ranger Minerals NL* (Gold producer and exploration company in Ghana)............................       850,000      2,601,147
                                                                                                                 ------------
                                                                                                                   14,309,031
                                                                                                                 ------------

INDONESIA 2.3%
Bre-X Minerals Ltd.* (Gold exploration company in Indonesia)....................................       100,000      1,584,346
Bro-X Minerals Ltd.* (Gold exploration company in Indonesia)....................................         8,500         14,894
Golden Bear Minerals, Inc. Units* (expire 3/22/97) (Gold exploration company) (c) (d)...........       500,000        456,321
Golden Bear Minerals, Inc., Special Warrants* (expire 2/1/98) (c) (h)...........................       300,000        260,651
Scorpion Minerals, Inc.* (Holder of interests in gold, copper and base metal mining properties
  in Indonesia).................................................................................       200,000        817,727
South Pacific Resources* (Gold exploration company operating in Indonesia)......................       525,000      1,207,425
                                                                                                                 ------------
                                                                                                                    4,341,364
                                                                                                                 ------------

KAZAKHSTAN 0.9%
Steppe Gold Resources Ltd.* (Exploration company in Kazakhstan).................................       910,000        644,471
Steppe Gold Resources Ltd., Purchase Warrants "A"* (expire 6/10/98) (c) (i).....................       140,000         17,377

                        The accompanying notes are an integral part of the financial statements.

                              10-SCUDDER GOLD FUND

                                                                                                                      MARKET
                                                                                                        SHARES       VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
Steppe Gold Resources Ltd., Purchase Warrants "B"* (expire 6/10/98) (c) (j).....................       385,000         19,677
Kazakhstan Minerals Corp.* (Joint venturing in Kazakhstan)......................................       150,000      1,035,000
                                                                                                                 ------------
                                                                                                                    1,716,525
                                                                                                                 ------------

MEXICO 0.0%
Northern Crown Mines, Special Warrants* (expire 12/31/97) (Junior gold and silver exploration
  company in Mexico) (c) (g)....................................................................       100,000         81,773
NAMIBIA 0.7%                                                                                                     ------------
Namibian Minerals Corp.* (Diamond exploration and development company, offshore Namibia)........       300,000      1,204,687
NICARAGUA 0.9%                                                                                                   ------------
Triton Mining Corp.* (Exploration and development of mineral properties in Central and
  South America)................................................................................       462,500      1,477,339
NIGER 0.9%                                                                                                       ------------
Etruscan Enterprise Company* (Junior exploration company).......................................       400,000      1,460,227
Etruscan Enterprise Company, Purchase Warrants* (expire 9/30/97) (c) (i)........................       400,000        268,682
                                                                                                                 ------------
                                                                                                                    1,728,909
                                                                                                                 ------------

PERU 1.0%
Southwestern Gold Corp.* (Multiple gold and gold/copper exploration properties in Peru).........       150,000      1,834,410
PHILIPPINES 1.2%                                                                                                 ------------
Chase Resource Corp.* (Acquisition, exploration and development of resource mineral properties).       400,000        706,750
Climax Mining Ltd.* (Gold exploration company in Australia and the Philippines Islands).........     1,000,000        922,026
TVI Pacific, Inc. *(Gold exploration and mining in the Philippines).............................       620,000        574,891
                                                                                                                 ------------
                                                                                                                    2,203,667
                                                                                                                 ------------

SARAWAK 0.6%
Menzies Gold NL* (Junior exploration company in Sarawak)........................................     2,500,000      1,132,662
SOUTH AFRICA 2.7%                                                                                                ------------
Potgietersrust Platinum Holdings, Ltd.* (Leading platinum producer).............................       501,000      2,462,969
Vaal Reefs Exploration & Mining Co., Ltd. (ADR) (Mining and exploration for gold, uranium
  oxide and sulfuric acid in South Africa)......................................................       400,000      2,475,000
                                                                                                                 ------------
                                                                                                                    4,937,969
                                                                                                                 ------------

SPAIN 1.0%
Rio Narcea, Special Warrants* (expire 11/24/97) (Junior exploration company in Northern
  Spain) (c) (f)................................................................................       700,000      1,829,920
TANZANIA 1.0%                                                                                                    ------------
Pangea Goldfields Inc.* (Junior exploration company operating in Tanzania)......................       400,000      1,869,091
UNITED STATES 13.9%                                                                                              ------------
Crown Butte Resources Ltd.* (Small exploration company holding an important gold deposit
  in Montana)...................................................................................       250,000        410,689

                         The accompanying notes are an integral part of the financial statements.

                              11-SCUDDER GOLD FUND

                                                                                                                      MARKET
                                                                                                        SHARES       VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
Emperor Gold Corp. Units* (expire 11/14/97) (Junior mining company in California) (c) (e).......       200,000        385,500
Emperor Gold Corp.*.............................................................................        38,200         83,671
Getchell Gold Corp.* (Expanding gold mining project in Nevada)..................................       100,000      3,837,500
Piedmont Mining Co.* (Gold and mining development company in the Carolinas).....................     1,024,000        384,000
Piedmont Mining Co. (Restricted)(l).............................................................       700,000        262,500
Santa Fe Pacific Gold Corp. (Major domestic gold mining company)................................       500,001      7,687,515
Star Resources Corp.* (Diamond exploration company in Arkansas and Russia)......................     1,000,000        240,937
Stillwater Mining Co.* (Exploration and development of mines in Montana producing platinum,
  palladium and associated metals)..............................................................       134,546      2,438,646
Stillwater Mining Co.*..........................................................................       165,454      2,998,854
Viceroy Resources Corp.* (Gold producer in California)..........................................       550,000      2,449,531
Vista Gold Corp.* (Merged junior exploration and development company of DaCapo Resources
  Ltd. and Granges Inc.)........................................................................     2,800,000      3,781,988
Vista Gold Corp., Purchase Warrants* (expire 10/31/97)(c)(j)....................................       200,000         26,284
X-Cal Resources Units* (expire 9/30/97) (Junior exploration company in Nevada) (c) (e)..........     1,000,000        558,537
                                                                                                                 ------------
                                                                                                                   25,546,152
                                                                                                                 ------------
VENEZUELA 3.1%
Bolivar Goldfields Ltd.* (Gold exploration company in Venezuela)................................     1,147,600        921,666
Bolivar Goldfields Ltd., Purchase Warrants* (expire 9/25/97) (c) (i)............................       150,000         17,523
Crystallex International Corp.* (Junior company developing gold property in Venezuela)..........       774,000      1,412,770
Crystallex International Corp. Units* (expire 3/11/98) (c) (e)..................................       200,000        374,548
El Callao Mining Corp.* (Gold exploration and development company with interests
  in Venezuela).................................................................................     1,124,000      1,075,049
Jordex Resources, Inc.* (Operator of two mines producing zinc, lead and silver).................       700,000        935,276
Tombstone Exploration Co., Ltd.* (Junior exploration company in Venezuela and Honduras).........       600,000        941,846
Tombstone Exploration Co., Ltd., Purchase Warrants* (expire 5/17/98) (c) (j)....................       300,000         85,423
                                                                                                                 ------------
                                                                                                                    5,764,101
                                                                                                                 ------------
WEST AFRICA 2.4%
Birim Goldfields* (Junior exploration company in Ghana).........................................       200,000        219,034
Birim Goldfields, Special Warrants* (expire 5/5/98) (c) (g).....................................       150,000        152,229
Nevsun Resources Ltd.* (Holder of interests in gold prospects) (Junior exploration company in
  Ghana and Mali)...............................................................................       225,000      1,281,349
Nevsun Resources Ltd., Special Warrants* (expire 1/24/98) (c) (f)...............................        70,000        338,846
Oliver Gold Corp.* (Exploration and development company with interests in gold and
  gold-copper prospects in British Columbia)....................................................       200,000        607,454
Pan African Resources Corp.* (Gold exploration in West Africa)..................................       300,040        153,344

                          The accompanying notes are an integral part of the financial statements.

                              12-SCUDDER GOLD FUND

                                                                                                                      MARKET
                                                                                                        SHARES       VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
Panorama Res, Special Warrants* (expire 11/26/97) (Junior exploration company in Congo
  and Kenya) (c) (f)............................................................................     1,250,000        358,875
Samax Gold Inc.* (Gold exploration in Ghana and Tanzania).......................................       325,000      1,245,756
                                                                                                                 ------------
                                                                                                                    4,356,887
                                                                                                                 ------------
INTERNATIONAL 22.0%
Barrick Gold Corp.* (GOLD exploration and development in North and South America)...............        57,399      1,650,221
Battle Mountain Canada* (Exploration and production development company in North and
  South America, Australia and Indonesia).......................................................       663,780      4,604,030
Cambior, Inc.* (Medium-sized gold producer with a major mine in Guyana).........................       275,000      4,055,781
Canarc Resources Corp.* (Exploration and development company in Canada, South American
  and Indonesia)................................................................................       775,600      1,121,227
Crown Resources Corp.* (Gold, silver and mineral exploration company)...........................       304,000      1,881,000
Golden Star Resources Ltd.* (Junior company, with permits in North and South America and
  West Africa)..................................................................................       125,000      1,647,319
Homestake Mining Co. (Major international gold producer)........................................       400,000      5,700,000
Meridian Gold Inc.* (Exploration and development company).......................................       127,600        526,350
Meridian Gold Inc.*.............................................................................       398,000        944,402
Newmont Mining Corp. (International gold exploration and mining company)........................       100,000      4,475,000
Orvana Minerals Corp.* (International exploration and development company)......................       390,000      2,064,396
Placer Dome Inc. (Canada) (International gold, silver and copper mining)........................        50,000      1,096,996
Placer Dome Inc.*...............................................................................       210,000      4,567,500
Rayrock Yellowknife Resources, Inc.* (Junior diversified mineral producer with operations in
  Nevada, Canada and Latin America).............................................................       300,000      1,478,480
Solitario Resources Corp.* (Precious and base metals exploration company primarily in Argentina
  and Peru).....................................................................................       725,353      1,435,189
TVX Gold, Inc.* (International gold and silver mining)..........................................       400,000      3,124,886
                                                                                                                 ------------
                                                                                                                   40,372,777
-----------------------------------------------------------------------------------------------------------------------------
TOTAL COMMON STOCKS (COST $140,730,397)                                                                           162,181,861
-----------------------------------------------------------------------------------------------------------------------------

                        The accompanying notes are an integral part of the financial statements.

                              13-SCUDDER GOLD FUND

                                                                                                          % 0F        MARKET
                                                                                                        NET ASSETS   VALUE ($)
-----------------------------------------------------------------------------------------------------------------------------
Total Investment Portfolio (Cost $143,072,516)(a)...............................................          89.8    165,442,080
Scudder Precious Metals, Inc. (Note A):
  Gold* (Cost $17,734,874)(b)...................................................................           9.2     16,888,969
  Platinum* (Cost $899,757)(b)..................................................................           0.5        901,067
Other Assets and Liabilities, Net...............................................................           0.5        944,091
                                                                                                       -------   ------------
Net Assets......................................................................................         100.0    184,176,207
                                                                                                       =======   ============

  * Non-income producing security or commodity.
(a) The cost for federal income tax purposes was $157,856,244. At December 31, 1996, net unrealized appreciation for all investment securities based on tax cost was $7,585,836. This consisted of aggregate gross unrealized appreciation for all investments in which there was an excess of market value over tax cost of $32,131,433 and aggregate gross unrealized depreciation for all investment securities in which there was an excess of tax cost over market value of $24,545,597.
(b) The cost of Gold for federal income tax purposes was $17,734,874. At December 31, 1996, gross and net unrealized depreciation based on tax cost was $845,905. The cost of Platinum for federal income tax purposes was $899,757. At December 31, 1996, gross and net unrealized appreciation based on tax cost was $1,310.
(c) Securities valued in good faith by the Valuation Committee of the Board of Directors at fair value amounted to $8,116,130 (4.41% of net assets). Their values have been estimated by the Board of Directors in the absence of readily ascertainable market values. However, because of the inherent uncertainty of valuation, those estimated values may differ significantly from the values that would have been used had a ready market for the securities existed, and the difference could be material. The cost of these securities at December 31, 1996 aggregated $6,954,194. These securities may also have certain restrictions as to resale.
(d) 1 Unit = 1 common share and 1/2 purchase warrant.
(e) 1 Unit = 1 common share and 1 purchase warrant.
(f) 1 Special Warrant = 1 common share.
(g) 1 Special Warrant = 1 common share and 1/2 purchase warrant.
(h) 1 Special Warrant = 1 common share and 1 purchase warrant.
(i) 1 Purchase Warrant = 1 common share.
(j) Two half Purchase Warrants = 1 common share.
(k) New shares issued during 1996, eligible for a pro rata share of 1996 dividends.
(l) Restricted Securities - securities which have not been registered with the Securities and Exchange Commission under the Securities Act of 1933. Information concerning such restricted securities at December 31, 1996 is as follows:


    Security                    Shares      Acquisition Date     Cost ($)
    --------------------      ---------    ------------------   ----------
    Piedmont Mining Co.        700,000           12/20/96         280,000


Currency Abbreviations
--------------------------
CAD     Canadian Dollars

    See page 5 for the breakdown of the Fund's common stocks.

                   The accompanying notes are an integral part of the financial statements.

                              14-SCUDDER GOLD FUND


                                                 FINANCIAL STATEMENTS

                                            STATEMENT OF ASSETS AND LIABILITIES
                                                 AS OF DECEMBER 31, 1996

ASSETS
-----------------------------------------------------------------------------------------------------------------------
          Investments, at market (identified cost $143,072,516) (Note A)...................... $   165,442,080
          Gold, at market, 45,701.444 oz. (identified cost $17,734,874) (Note A)..............      16,888,969
          Platinum, at market 2,433.672 oz. (identified cost $899,757) (Note A)...............         901,067
          Cash................................................................................           2,371
          Receivable for investments sold.....................................................       1,017,000
          Receivable for Fund shares sold.....................................................       1,454,257
          Dividends and interest receivable...................................................          18,594
          Other assets........................................................................           2,649
                                                                                               ---------------
          Total assets........................................................................     185,726,987

LIABILITIES
-----------------------------------------------------------------------------------------------------------------------
          Payable for Fund shares redeemed....................................................       1,241,586
          Accrued management fee (Note C).....................................................         154,852
          Other accrued expenses (Note C).....................................................         154,342
                                                                                               ---------------
          Total liabilities...................................................................       1,550,780
-----------------------------------------------------------------------------------------------------------------------
          NET ASSETS, AT MARKET VALUE                                                          $   184,176,207
-----------------------------------------------------------------------------------------------------------------------

NET ASSETS
-----------------------------------------------------------------------------------------------------------------------
          Net assets consist of:
            Accumulated distributions in excess of net investment income......................     (29,038,002)
            Net unrealized appreciation (depreciation) on:
            Investment securities.............................................................      22,369,564
            Gold..............................................................................        (845,905)
            Platinum..........................................................................           1,310
          Accumulated net realized gains......................................................       8,148,502
          Paid-in capital.....................................................................     183,540,738
-----------------------------------------------------------------------------------------------------------------------
          NET ASSETS, AT MARKET VALUE                                                          $   184,176,207
-----------------------------------------------------------------------------------------------------------------------

NET ASSET VALUE
-----------------------------------------------------------------------------------------------------------------------
          Net Asset Value, offering and redemption price per share ($184,176,207/
            14,526,391 shares of capital stock outstanding, $.01 par value 100,000,000 shares  ---------------
            of capital stock authorized)...................................................... $         12.68
                                                                                               ---------------

                    The accompanying notes are an integral part of the financial statements.

                              15-SCUDDER GOLD FUND


                                             STATEMENT OF OPERATIONS
                                        SIX MONTHS ENDED DECEMBER 31, 1996

INVESTMENT INCOME
-----------------------------------------------------------------------------------------------------------------------
          Income:
          Dividends (net of foreign taxes withheld of $27,560)................................ $       404,311
          Interest (net of foreign taxes withheld of $11,278).................................         261,714
                                                                                               ---------------
                                                                                                       666,025

          Expenses:
          Management fee (Note C).............................................................         992,768
          Services to shareholders (Note C)...................................................         285,001
          Custodian and accounting fees (Note C)..............................................         104,475
          Directors' fees and expenses (Note C)...............................................           9,928
          Auditing............................................................................          37,057
          Reports to shareholders.............................................................          47,429
          Federal and state registration......................................................          56,104
          Legal...............................................................................          12,559
          Interest............................................................................           8,599
          Other...............................................................................          15,183
                                                                                               ---------------
                                                                                                     1,569,103
-----------------------------------------------------------------------------------------------------------------------
          NET INVESTMENT LOSS                                                                         (903,078)
-----------------------------------------------------------------------------------------------------------------------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENT TRANSACTIONS
-----------------------------------------------------------------------------------------------------------------------
          Net realized gain (loss) from:
          Investment securities...............................................................      11,497,343
          Gold................................................................................      (1,531,485)
          Foreign currency related transactions...............................................         (15,331)
                                                                                               ---------------
                                                                                                     9,950,527
                                                                                               ---------------
          Net unrealized appreciation (depreciation) during the period on:
          Investment securities...............................................................     (12,902,293)
          Gold................................................................................        (149,176)
          Platinum............................................................................         (46,483)
          Foreign currency related transactions...............................................             190
                                                                                               ---------------
                                                                                                   (13,097,762)
-----------------------------------------------------------------------------------------------------------------------
          NET LOSS ON INVESTMENT TRANSACTIONS                                                       (3,147,235)
-----------------------------------------------------------------------------------------------------------------------
          NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS                                 $    (4,050,313)
-----------------------------------------------------------------------------------------------------------------------

                     The accompanying notes are an integral part of the financial statements.

                              16-SCUDDER GOLD FUND


                                      STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                    SIX MONTHS
                                                                                                       ENDED          YEAR ENDED
                                                                                                 DECEMBER 31, 1996      JUNE 30,
INCREASE (DECREASE) IN NET ASSETS                                                                       1996              1996
---------------------------------------------------------------------------------------------------------------------------------
          Operations:
          Net investment loss................................................................. $      (903,078)  $      (942,295)
          Net realized gain from investment transactions......................................       9,950,527        24,235,298
          Net unrealized appreciation (depreciation) on investment transactions
            during the period.................................................................     (13,097,762)       21,052,990
                                                                                               ---------------   ---------------
          Net increase (decrease) in net assets resulting from operations.....................      (4,050,313)       44,345,993
                                                                                               ---------------   ---------------
          Distributions to shareholders:
          In excess of net investment income..................................................     (32,213,271)      (10,004,029)
                                                                                               ---------------   ---------------
          From net realized gains from investment transactions................................      (3,509,513)       (5,863,581)
                                                                                               ---------------   ---------------
          Fund share transactions:
          Proceeds from shares sold...........................................................     187,774,597       245,536,569
          Net asset value of shares issued to shareholders in reinvestment of
            distributions.....................................................................      32,732,697        14,863,510
          Cost of shares redeemed.............................................................    (169,438,434)     (242,408,708)
                                                                                               ---------------   ---------------
          Net increase in net assets from Fund share transactions.............................      51,068,860        17,991,371
                                                                                               ---------------   ---------------
          Increase (decrease) in net assets...................................................      11,295,763        46,469,754
          Net assets at beginning of period...................................................     172,880,444       126,410,690
          Net assets at end of period (including accumulated distributions in excess of net investment income of $29,038,002 and undistributed
                                                                                               ---------------   ---------------
            net investment income of $4,078,347, respectively)................................ $  184,176,207    $   172,880,444
                                                                                               ---------------   ---------------

OTHER INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
          Increase (decrease) in Fund shares
          Shares outstanding at beginning of period...........................................      11,273,441         9,826,603
                                                                                               ---------------   ---------------
          Shares sold.........................................................................      12,654,574        16,651,785
          Shares issued to shareholders in reinvestment of distributions......................       2,401,703         1,267,675
          Shares redeemed.....................................................................     (11,803,327)      (16,472,622)
                                                                                               ---------------   ---------------
          Net increase in Fund shares.........................................................       3,252,950         1,446,838
                                                                                               ---------------   ---------------
          Shares outstanding at end of period.................................................      14,526,391        11,273,441
                                                                                               ---------------   ---------------

                        The accompanying notes are an integral part of the financial statements.

                              17-SCUDDER GOLD FUND


                                                     FINANCIAL HIGHLIGHTS

The following table includes selected data for a share outstanding throughout each period and other performance information derived from the financial statements.
                                                                                                             FOR THE PERIOD
                                                                                                               SEPTEMBER 2,
                                                                                                                   1988
                                       SIX MONTHS                                                             (COMMENCEMENT
                                         ENDED                                                                OF OPERATIONS)
                                       DECEMBER 31,                 YEARS ENDED JUNE 30,                       TO JUNE 30,
                                         1996(a)  1996(a)   1995(a) 1994(a)  1993(a)  1992(a)   1991     1990      1989
------------------------------------------------------------------------------------------------------------------------
Net asset value, beginning of        -----------------------------------------------------------------------------------
  period.............................   $15.34    $12.86   $12.64   $12.13    $9.19    $9.87   $10.21   $10.58   $12.00
Income from investment operations:   -----------------------------------------------------------------------------------
Net investment loss..................     (.07)     (.09)    (.08)    (.10)    (.08)    (.12)    (.04)     .07     (.06)
Net realized and unrealized
  gain (loss) on investment
  transactions.......................      .06      4.28     1.02      .85     3.02     (.56)    (.30)    (.34)   (1.36)
Total from investment                -----------------------------------------------------------------------------------
  operations.........................     (.01)     4.19      .94      .75     2.94     (.68)    (.34)    (.27)   (1.42)
Less distributions:                  -----------------------------------------------------------------------------------
From net investment income...........       --        --       --       --       --       --       --     (.01)      --
In excess of net investment
  income.............................    (2.39)    (1.08)    (.25)    (.24)      --       --       --       --       --
From net realized gains on
  investment transactions............     (.26)     (.63)    (.47)      --       --       --       --     (.03)      --
From paid-in capital.................       --        --       --       --       --       --       --     (.06)      --
                                     -----------------------------------------------------------------------------------
Total distributions..................    (2.65)    (1.71)    (.72)    (.24)      --       --       --     (.10)      --
                                     -----------------------------------------------------------------------------------
Net asset value, end of period.......   $12.68    $15.34   $12.86   $12.64   $12.13    $9.19    $9.87   $10.21   $10.58
------------------------------------------------------------------------------------------------------------------------
Total Return (%).....................     (.64)**  36.91     7.50     6.35    31.99    (6.89)   (3.33)   (2.71)  (11.83)**
Ratios and Supplemental Data
Net assets, end of period
  ($ millions).......................      184       173      126      130       90       31       33       17        9
Ratio of operating expenses
  to average net assets (%)..........     1.57*     1.50     1.65     1.69     2.17     2.54     2.54     2.60     3.00*
Ratio of operating expenses
  before expense reductions,
  to average daily net
  assets (%).........................     1.57*     1.50     1.65     1.69     2.17     2.57     2.82     3.74     6.59*
Ratio of net investment income
  (loss) to average net assets (%)...     (.90)*    (.61)    (.69)    (.81)    (.81)   (1.34)    (.59)     .34    (1.06)*
Portfolio turnover rate (%)..........     32.9*     29.7     42.0     50.8     59.2     57.5     71.4     80.6     34.5*
Average commission rate paid (b).....   $.0246    $.0309   $   --   $   --   $   --   $   --   $   --   $   --   $   --

(a) Based on monthly average shares outstanding during the period.
(b) Average commission rate paid per share of common and preferred stocks is calculated for fiscal years ending on or after June 30, 1996.
*   Annualized
**  Not annualized

                        The accompanying notes are an integral part of the financial statements.

                              18-SCUDDER GOLD FUND

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  A. SIGNIFICANT ACCOUNTING POLICIES

Scudder Gold Fund (the "Fund") is a non-diversified series of Scudder Mutual Funds, Inc. (the "Corporation"). The Corporation is a Maryland corporation, registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The Fund's financial statements are prepared in accordance with generally accepted accounting principles which require the use of management estimates. The policies described below are followed consistently by the Fund in the preparation of its financial statements.

PRINCIPLES OF CONSOLIDATION. The consolidated financial statements of the Fund include the accounts of the Fund and Scudder Precious Metals, Inc., a wholly-owned subsidiary of the Corporation, whose principal assets are precious metals. All intercompany accounts and transactions have been eliminated.

SECURITY VALUATION. Portfolio securities which are traded on U.S. or foreign stock exchanges are valued at the most recent sale price reported on the exchange on which the security is traded most extensively. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation is used. Securities quoted on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System, for which there have been sales, are valued at the most recent sale price reported on such system. If there are no such sales, the value is the high or "inside" bid quotation. Securities which are not quoted on the NASDAQ System but are traded in another over-the-counter market are valued at the most recent sale price on such market. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation shall be used.

Portfolio debt securities with remaining maturities greater than sixty days are valued by pricing agents approved by the Officers of the Fund, which prices reflect broker/dealer-supplied valuations and electronic data processing techniques. If the pricing agents are unable to provide such quotations, the most recent bid quotation supplied by a bona fide market maker shall be used.

Short-term investments having a maturity of sixty days or less are valued at amortized cost. All other securities are valued at their fair value as determined in good faith by the Valuation Committee of the Board of Directors.

RESTRICTED SECURITIES. The Fund may not purchase restricted securities (for these purposes, restricted security means a security which cannot be sold to the public without registration under the Securities Act of 1933 or the availability of an exemption from registration, or which is subject to other legal or contractual delays in or restrictions on resale), if, as a result thereof, more than 10% of the value of the Fund's total assets would be invested in restricted securities. The aggregate fair value of restricted securities at December 31, 1996 amounted to $262,500 which represents 0.1% of net assets.

PRECIOUS METALS VALUATION. Gold bullion will be valued on quotations obtained from U.S. dealers and on the London afternoon gold price. Precious metals other than gold will be valued on current prices provided by market makers.

REPURCHASE AGREEMENTS. The Fund may enter into repurchase agreements with certain banks and broker/dealers whereby the Fund, through its custodian, receives delivery of the underlying securities, the amount of which at the time of purchase and each subsequent business day is required to be maintained at such a level that the market value, depending on the maturity of the repurchase agreement and the underlying collateral, is equal to at least 100.5% of the resale price.

                              19-SCUDDER GOLD FUND

FOREIGN CURRENCY TRANSLATIONS. The books and records of the Fund are maintained in U.S. dollars. Foreign currency transactions are translated into U.S. dollars on the following basis:

(i) market value of investment securities, other assets and liabilities the daily rates of exchange, and

(ii) purchases and sales of investment securities, dividend and interest income and certain expenses at the rates of exchange prevailing on the respective dates of such transactions.

The Fund does not isolate that portion of gains and losses on investments which is due to changes in foreign exchange rates from that which is due to changes in market prices of the investments. Such fluctuations are included with the net realized and unrealized gains and losses from investments.

Net realized and unrealized gain (loss) from foreign currency related transactions includes gains and losses between trade and settlement dates on securities transactions, gains and losses arising from the sales of foreign currency, and gains and losses between the ex and payment dates on dividends, interest, and foreign withholding taxes.

FEDERAL INCOME TAXES. The Fund's policy is to comply with the requirements of the Internal Revenue Code which are applicable to regulated investment companies, and to distribute all of its taxable income to its shareholders. The Fund paid no federal income taxes and no federal income tax provision was required.

DISTRIBUTION OF INCOME AND GAINS. Distributions of net investment income are made annually. During any particular year net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed and, therefore, will be distributed to shareholders. An additional distribution may be made to the extent necessary to avoid the payment of a four percent federal excise tax. The Fund uses the identified cost method for determining realized gain or loss on investments for both financial and federal income tax reporting purposes.

The timing and characterization of certain income and capital gains distributions are determined annually in accordance with federal tax regulations which may differ from generally accepted accounting principles. These differences relate primarily to investments in Passive Foreign Investment Companies. As a result, net investment income (loss) and net realized gain (loss) on investment transactions for a reporting period may differ significantly from distributions during such period. Accordingly, the Fund may periodically make reclassifications among certain of its capital accounts without impacting the net asset value of the Fund.

OTHER. Investment security and precious metals transactions are accounted for on a trade date basis. Dividend income and distributions to shareholders are recorded on the ex-dividend date. Interest income is recorded on the accrual basis. All original issue discounts are accreted for both tax and financial reporting purposes.

                        B. PURCHASES AND SALES

For the six months ended December 31, 1996, purchases and sales of investment securities (excluding short-term investments) aggregated $43,996,180 and $26,236,940, respectively. During the six months ended December 31, 1996, purchases and sales of gold aggregated $32,177,735 and $36,142,400.

                              20-SCUDDER GOLD FUND

                         C. RELATED PARTIES

Under the Fund's Investment Advisory Agreement (the "Agreement") with Scudder, Stevens & Clark, Inc. (the "Adviser"), the Fund agrees to pay to the Adviser a fee equal to an annual rate of 1% of the Fund's average net assets, computed and accrued daily and payable monthly. For the six months ended December 31, 1996, the fee pursuant to the Agreement amounted to $992,768 of which $154,852 is unpaid at December 31, 1996. The Agreement also provides that if the Fund's expenses, exclusive of taxes, interest and extraordinary expenses, exceed the lowest applicable state expense limitation, such excess up to the amount of the management fee will be paid by the Adviser.

Scudder Service Corporation ("SSC"), a subsidiary of the Adviser, is the transfer, dividend paying and shareholder service agent. For the six months ended December 31, 1996, the amount charged to the Fund by SSC aggregated $210,888, of which $42,528 is unpaid at December 31, 1996.

Scudder Trust Company ("STC"), a subsidiary of the Adviser, provides recordkeeping and other services in connection with certain retirement and employee benefit plans invested in the Fund. For the six months ended December 31, 1996, the amount charged to the Fund by STC aggregated $7,782, of which $1,692 is unpaid at December 31, 1996

Scudder Fund Accounting Corporation ("SFAC"), a subsidiary of the Adviser, is responsible for determining the daily net asset value per share and maintaining the portfolio and general accounting records of the Fund. For the six months ended December 31, 1996, the amount charged to the Fund by SFAC aggregated $30,036, of which $5,226 is unpaid at December 31, 1996.

The Fund pays each Director not affiliated with the Adviser $4,000 annually, plus specified amounts for attended board and committee meetings. For the six months ended December 31, 1996, Directors' fees and expenses aggregated $9,928.

                          D. LINES OF CREDIT

The Fund and several affiliated Funds ("the Participants") share in a $500 million revolving credit facility for temporary or emergency purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. The Participants are charged an annual commitment fee which is allocated among each of the Participants. Interest is calculated based on the market rates at the time of the borrowing. The Fund may borrow up to a maximum of 33 percent of its net assets under the agreement. In addition, the Fund also maintains an uncommitted line of credit.

                              21-SCUDDER GOLD FUND

               REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF SCUDDER MUTUAL FUNDS, INC. AND THE
SHAREHOLDERS OF SCUDDER GOLD FUND:

We have audited the accompanying consolidated statement of assets and liabilities of Scudder Gold Fund, including the investment portfolio, as of December 31, 1996, and the related consolidated statement of operations for the six-month period then ended, the consolidated statements of changes in net assets for the six-month period then ended and for the year ended June 30, 1996, and the consolidated financial highlights for the six-month period ended December 31, 1996, for each of the seven years in the period ended June 30, 1996, and for the period September 2, 1988 (commencement of operations) to June 30, 1989. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities and precious metals owned as of December 31, 1996, by correspondence with the custodians. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the consolidated financial position of Scudder Gold Fund as of December 31, 1996, the consolidated results of its operations for the six-month period then ended, the consolidated changes in its net assets for the six-month period then ended and for the year ended June 30, 1996, and the consolidated financial highlights for the six-month period ended December 31, 1996, for each of the seven years in the period ended June 30, 1996, and for the period September 2, 1988 (commencement of operations) to June 30, 1989 in conformity with generally accepted accounting principles.

Boston, Massachusetts                           COOPERS & LYBRAND L.L.P.
February 13, 1997

                              22-Scudder Gold Fund

                           Shareholder Meeting Results

A special meeting of shareholders of Scudder Gold Fund was held on Wednesday, September 4, 1996, at the offices of Scudder, Stevens & Clark, Inc., 345 Park Avenue, New York, New York. The five matters voted upon by the shareholders and the resulting votes for each matter are presented below.


1. The election of five Directors to hold office until their respective successors shall have been duly elected and qualified.

                                           Number of Votes:
                                           ----------------
                Trustee            For         Witheld         Broker Non-Votes*
                -------            ---         -------         ----------------
       Daniel Pierce            7,218,388      181,253                 0
       Thomas J. Devine         7,179,639      220,002                 0
       Keith R. Fox             7,188,954      210,687                 0
       Dr. Gordon Shillinglaw   7,173,477      226,164                 0
       Dudley Ladd              7,189,687      209,953                 0


2. Approval or disapproval of a new Investment Management Advisory Agreement between the Fund and Scudder, Stevens & Clark, Inc.

                                         Number Of Votes:
                                         ----------------
                  For          Against       Abstain     Broker Non-Votes*
                  ---          -------       -------     -----------------
               6,838,310       234,368       326,962            0


3. Approval or disapproval of Articles of Amendment and Restatement to the Fund's Articles of Incorporation, as amended.

                                          Number of Votes:
                                          ----------------
                  For          Against       Abstain     Broker Non-Votes*
                  ---          -------       -------     -----------------
               5,685,595       365,169       325,521         1,023,355


4. Ratification or rejection of the action taken by the Board of Directors in selecting Coopers & Lybrand L.L.P as independent accountants for the fiscal year ending June 30, 1997.

                                          Number of Votes:
                                          ----------------
                  For          Against       Abstain      Broker Non-Votes*
                  ---          -------       -------      -----------------
               7,125,093        81,763       192,784              0



                              23-SCUDDER GOLD FUND

5. Approval or disapproval of the elimination, amendment and/or reclassification of certain fundamental investment restrictions.

A. Reclassification of and Amendment to the Fund's investment restriction with respect to margin transactions.

                                           Number of Votes:
                                           ----------------
                  For          Against        Abstain     Broker Non-Votes*
                  ---          -------        -------     -----------------
               5,772,491       572,606         31,188         1,023,355


B. Amendment to the Fund's investment restriction with respect to making loans by purchasing securities.

                  For          Against        Abstain     Broker Non-Votes*
                  ---          -------        -------     -----------------
               5,765,857       580,388         30,041         1,023,355


C. Amendment to the Fund's investment restriction relating to underwriting securities.

                  For          Against        Abstain     Broker Non-Votes*
                  ---          -------        -------     -----------------
               5,768,524       571,864         35,897         1,023,355


D. Amendments to the Fund's investment restriction with respect to investments in real estate.

                  For          Against        Abstain      Broker Non-Votes*
                  ---          -------        -------      -----------------
               5,725,606       616,895         33,785          1,023,355


E. Amendments to the Fund's investment restriction with respect to concentration of its assets.

                  For           Against       Abstain      Broker Non-Votes*
                  ---           -------       -------      -----------------
               5,775,954        565,629        34,703          1,023,355


F. Elimination of the Fund's investment restriction which prohibits investing for the purpose of controlling another company.

                  For          Against        Abstain      Broker Non-Votes*
                  ---          -------        -------      -----------------
               5,785,518       559,673         31,095          1,023,355



                              24-SCUDDER GOLD FUND

G. Reclassification of and amendments to the Fund's investment restriction with respect to investments in issuers that have been in operation for less than three years.

                  For           Against       Abstain      Broker Non-Votes*
                  ---           -------       -------      -----------------
               5,757,303        589,075        29,907          1,023,355


H. Reclassification of and amendments to the Fund's investment restriction with respect to investments in securities of issuers in which management of the Fund or Scudder owns securities.

                  For           Against        Abstain     Broker Non-Votes*
                  ---           -------        -------     -----------------
               5,762,401        579,512         34,373         1,023,355

I.   Amendments to the Fund's investment restriction with respect to borrowing.

                  For           Against        Abstain     Broker Non-Votes*
                  ---           -------        -------     -----------------
               5,765,264        580,988         30,033         1,023,355

J. Elimination of the Fund's investment restriction prohibiting the issuance of any securities.

                  For            Against       Abstain     Broker Non-Votes*
                  ---            -------       -------     -----------------
               5,757,740         583,977        34,568         1,023,355

K. Amendment to the Fund's investment restriction regarding the issuance of senior securities.

                  For             Against      Abstain     Broker Non-Votes*
                  ---             -------      -------     -----------------
               5,754,299          586,338       35,649         1,023,355


* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.



                              25-SCUDDER GOLD FUND

                        Investment Products and Services

The Scudder Family of Funds+++
--------------------------------------------------------------------------------
Money Market
------------
   Scudder U.S. Treasury Money Fund
   Scudder Cash Investment Trust

Tax Free Money Market+
----------------------
   Scudder Tax Free Money Fund
   Scudder California Tax Free Money Fund*
   Scudder New York Tax Free Money Fund*

Tax Free+
---------
   Scudder Limited Term Tax Free Fund
   Scudder Medium Term Tax Free Fund
   Scudder Managed Municipal Bonds
   Scudder High Yield Tax Free Fund
   Scudder California Tax Free Fund*
   Scudder Massachusetts Limited Term
      Tax Free Fund*
   Scudder Massachusetts Tax Free Fund*
   Scudder New York Tax Free Fund*
   Scudder Ohio Tax Free Fund*
   Scudder Pennsylvania Tax Free Fund*

U. S. Income
------------
   Scudder Short Term Bond Fund
   Scudder Zero Coupon 2000 Fund
   Scudder GNMA Fund
   Scudder Income Fund
   Scudder High Yield Bond Fund

Global Income
-------------
   Scudder Global Bond Fund
   Scudder International Bond Fund
   Scudder Emerging Markets Income Fund

U.S. Growth and Income
----------------------
   Scudder Balanced Fund
   Scudder Growth and Income Fund

U.S. Growth
-----------
  Value
     Scudder Large Company Value Fund
     Scudder Value Fund
     Scudder Small Company Value Fund
     Scudder Micro Cap Fund

  Growth
     Scudder Classic Growth Fund
     Scudder Quality Growth Fund
     Scudder Development Fund
     Scudder 21st Century Growth Fund

Global Growth
-------------
  Worldwide
     Scudder Global Fund
     Scudder International Fund
     Scudder Global Discovery Fund
     Scudder Emerging Markets Growth Fund
     Scudder Gold Fund

  Regional
     Scudder Greater Europe Growth Fund
     Scudder Pacific Opportunities Fund
     Scudder Latin America Fund
     The Japan Fund

Asset Allocation
----------------
   Scudder Pathway Conservative Portfolio
   Scudder Pathway Balanced Portfolio
   Scudder Pathway Growth Portfolio
   Scudder Pathway International Portfolio

Retirement Programs
-------------------
   IRA
   SEP IRA
   SIMPLE IRA
   Keogh Plan
   401(k), 403(b) Plans
   Scudder Horizon Plan *+++ +++
    (a variable annuity)

Closed-End Funds#
--------------------------------------------------------------------------------
   The Argentina Fund, Inc.
   The Brazil Fund, Inc.
   The First Iberian Fund, Inc.
   The Korea Fund, Inc.
   The Latin America Dollar Income Fund, Inc.
   Montgomery Street Income Securities, Inc.
   Scudder New Asia Fund, Inc.
   Scudder New Europe Fund, Inc.
   Scudder World Income  Opportunities
    Fund, Inc.

For complete information on any of the above Scudder funds, including management fees and expenses, call or write for a free prospectus. Read it carefully before you invest or send money. +++Funds within categories are listed from expected least to most risk. +A portion of the income from the tax-free funds may be subject to federal, state, and local taxes. *Not available in all states.
+++ +++A no-load variable annuity contract provided by Charter National Life Insurance Company and its affiliate, offered by Scudder's insurance agencies, 1-800-225-2470. #These funds, advised by Scudder, Stevens & Clark, Inc., are traded on various stock exchanges.


                              26-SCUDDER GOLD FUND

                             How to Contact Scudder

Account Service and Information
--------------------------------------------------------------------------------
     For existing account services and transactions

       Scudder Investor Relations -- 1-800-225-5163

     For 24 hour account information, fund information, exchanges, and an overview of all the services available to you

       Scudder Electronic Account Services -- http://funds.scudder.com

     For information about your Scudder accounts, exchanges and redemptions

       Scudder Automated Information Line (SAIL) -- 1-800-343-2890

Investment Information
--------------------------------------------------------------------------------

     For information about the Scudder funds, including additional applications and prospectuses, or for answers to investment questions

       Scudder Investor Relations -- 1-800-225-2470
                                     Investor.Relations@scudder.com

       Scudder's World Wide Web Site -- http://funds.scudder.com

     For establishing 401(k) and 403(b) plans

       Scudder Defined Contribution Services -- 1-800-323-6105

Scudder Brokerage Services
--------------------------------------------------------------------------------

     To receive information about this discount brokerage service and to obtain an application

       Scudder Brokerage Services* -- 1-800-700-0820

Please address all correspondence to
--------------------------------------------------------------------------------

       The Scudder Funds
       P.O. Box 2291
       Boston, Massachusetts
       02107-2291

Or Stop by a Scudder Funds Center
--------------------------------------------------------------------------------

     Many shareholders enjoy the personal, one-on-one service of the Scudder Funds Centers. Check for a Funds Center near you--they can be found in the following cities:

        Boca Raton            Chicago               San Francisco
        Boston                New York

     For information on Scudder Treasurers Trust(TM), an institutional cash management service for corporations, non-profit organizations and trusts which utilizes certain portfolios of Scudder Fund, Inc.* ($100,000 minimum), call: 1-800-541-7703.

     For information on Scudder Institutional Funds**, funds designed to meet the broad investment management and service needs of banks and other institutions, call: 1-800-854-8525.


Scudder Investor Relations and Scudder Funds Centers are services provided through Scudder Investor Services, Inc., Distributor.
* Scudder Brokerage Services, Inc., 42 Longwater Drive, Norwell, MA 02061 -- Member NASD/SIPC.
** Contact Scudder Investor Services, Inc., Distributor, to receive a prospectus with more complete information, including management fees and expenses. Please read it carefully before you invest or send money.

                              27-SCUDDER GOLD FUND

Celebrating Over 75 Years of Serving Investors

Established in 1919 by Theodore Scudder, Sidney Stevens, and F. Haven Clark, Scudder, Stevens & Clark was the first independent investment counsel firm in the United States. Since its birth, Scudder's pioneering spirit and commitment to professional long-term investment management have helped shape the investment industry. In 1928, we introduced the nation's first no-load mutual fund. Today we offer over 40 pure no load(TM) funds, including the first international mutual fund offered to U.S. investors.

Over the years, Scudder's global investment perspective and dedication to research and fundamental investment disciplines have helped us become one of the largest and most respected investment managers in the world. Though times have changed since our beginnings, we remain committed to our long-standing principles: managing money with integrity and distinction; keeping the interests of our clients first; providing access to investments and markets that may not be easily available to individuals; and making investing as simple and convenient as possible through friendly, comprehensive service.

This information must be preceded or accompanied by a current prospectus. Portfolio changes should not be considered recommendations for action by individual investors.

SCUDDER